Exhibit 99.1

Blue Nile Announces First Quarter 2012 Financial Results

Reports First Quarter Net Sales of $83.1 Million, up 3.6%

First Quarter International Net Sales Increased 9.3% to $14.1 Million

First Quarter Earnings Per Diluted Share Total $0.01

SEATTLE, May 8, 2012 – Blue Nile, Inc. (Nasdaq: NILE), the leading online retailer of diamonds and fine jewelry, today reported financial results for its first quarter ended April 1, 2012.

Net sales for the first quarter increased 3.6% to $83.1 million. Operating income for the quarter totaled $219,000. Net income totaled $154,000, or $0.01 per diluted share.

Non-GAAP adjusted EBITDA for the quarter totaled $2.3 million. For the trailing twelve month period ended April 1, 2012, net cash provided by operating activities was $18.4 million and Non-GAAP free cash flow was $13.3 million.

“We are pleased with our return to growth in revenue, as well as the increasing momentum we gained from the fourth quarter in attracting new customers to Blue Nile. In January, we launched a plan to accelerate growth in the business through increased investments in the U.S. and international markets. As expected, our financial results reflect the costs of these investments in reduced profitability versus a year ago. We are still in the early stages of executing this plan, and I am excited by the opportunities I see after my first 30 days as CEO. We have unique and disruptive capabilities to serve the diamond engagement market and have built a brand centered on high quality diamonds and excellent customer service. From this foundation, we are developing a broader non-engagement jewelry mix of compelling products in an inspirational environment. The next evolution of our business is aimed at returning to significant growth and improving the financial performance of the business for the long term,” said Harvey Kanter, Chief Executive Officer.

Selected Financial Highlights

•	U.S. engagement net sales for the first quarter 2012 were $46.4 million, compared to $45.0 million for the first quarter 2011.

•	U.S. non-engagement net sales for the first quarter 2012 were $22.6 million, compared to $22.3 million for the first quarter 2011.

•

International net sales for the first quarter 2012 were $14.1 million, compared to $12.9 million for the first quarter 2011, growing by 9.3%. Excluding the impact from changes in foreign exchange rates, international net sales increased 8.5%.

•	Gross profit for the quarter totaled $15.3 million. As a percent of net sales, gross profit was 18.4% compared to 21.1% for the first quarter of 2011.

•	New customers, which we define as individuals who have not made a prior purchase from Blue Nile, grew 20.0% in the first quarter of 2012 compared to the first quarter of 2011.

•

Selling, general and administrative expenses for the quarter were $15.1 million, compared to $13.4 million in the first quarter of 2011. Selling, general and administrative expenses for the quarter includes stock-based compensation expense of $1.1 million, compared to $1.7 million in the first quarter 2011.

•	Earnings per diluted share for the quarter includes stock-based compensation expense of $0.05, compared to $0.08 for the first quarter of 2011.

•	Cash and cash equivalents at the end of the first quarter totaled $61.2 million compared to $79.1 million at the end of the first quarter 2011.

Financial Guidance

Expectations for the second quarter of 2012 (Quarter Ending July 1, 2012):

•	Net sales are expected to be between $87.0 million and $91.0 million.

•	Earnings per diluted share are projected at $0.04 to $0.10.

Expectations for the fiscal year 2012 (Year Ending December 30, 2012):

•	Net sales are expected to be between $384.0 million and $417.0 million.

•	Earnings per diluted share are projected at $0.70 to $0.85.

Forward-Looking Statements

This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial and business performance, market opportunity and plans to grow our business. Words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to general economic conditions, our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our quarterly reports on Form 10-Q and our Annual Report on Form 10-K for the year ended January 1, 2012. Additional information will also be set forth in our quarterly report on Form 10-Q for the quarter ended April 1, 2012, which we expect to file with the Securities and Exchange Commission on or before May 11, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Conference Call

The Company will host a conference call to discuss its first quarter 2012 financial results today at 2:00 p.m. PT/5:00 p.m. ET. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.

Non-GAAP Financial Measures

To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP adjusted EBITDA and non-GAAP free cash flow as measures of certain components of financial performance. Blue Nile defines non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Blue Nile defines non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. The Company reports sales information in accordance with GAAP. Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (the “constant exchange rate basis”). Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Blue Nile’s management believes that non-GAAP adjusted EBITDA and non-GAAP free cash flow, as defined, as well as international sales on a constant exchange rate basis provide meaningful supplemental information to the company and to investors. Blue Nile believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP adjusted EBITDA and non-GAAP free cash flow calculations provide consistency in Blue Nile’s financial reporting. Management believes the constant exchange rate measurement provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

A reconciliation of non-GAAP adjusted EBITDA to net income is as follows (in thousands):

	Quarter ended April 1, 2012	Quarter ended April 3, 2011
Net income	$154	$2,422
Income tax expense	118	1,153
Other income, net	(53)	(63)
Depreciation and amortization	896	822
Stock-based compensation	1,170	1,704

Adjusted EBITDA	$2,285	$6,038

A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by (used in) operating activities is as follows (in thousands):

	Quarter ended April 1, 2012	Quarter ended April 3, 2011
Net cash used in operating activities	$(31,274)	$(34,266)
Purchases of fixed assets, including internal-use software and website development	(770)	(1,049)

Non-GAAP free cash flow	$(32,044)	$(35,315)

	Twelve months ended April 1, 2012	Twelve months ended April 3, 2011
Net cash provided by operating activities	$18,446	$38,022
Purchases of fixed assets, including internal-use software and website development	(5,112)	(2,376)

Non-GAAP free cash flow	$13,334	$35,646

The following table reconciles year-over-year international sales percentage increases (decreases) from the GAAP sales measures to the non-GAAP constant exchange rate basis:

Quarter ended April 1, 2012	Year over year growth	Effect of foreign exchange movements	Year over year growth on constant exchange rate basis
International net sales	9.3%	0.8%	8.5%

Quarter ended April 3, 2011	Year over year growth	Effect of foreign exchange movements	Year over year growth on constant exchange rate basis
International net sales	34.4%	6.3%	28.1%

About Blue Nile, Inc.

Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.

Contact:

Blue Nile, Inc.

Nancy Shipp, 206.388.3626 (Investors)

nancys@bluenile.com

or

John Baird, 206.336.6805 (Media)

johnb@bluenile.com

BLUE NILE, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	April 1, 2012	January 1, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$61,248	$89,391
Trade accounts receivable	1,496	2,317
Other accounts receivable	388	2,550
Inventories	30,448	29,267
Deferred income taxes	483	689
Prepaid federal income taxes	396	—
Prepaids and other current assets	904	1,009

Total current assets	95,363	125,223
Property and equipment, net	8,173	8,340
Intangible assets, net	238	252
Deferred income taxes	8,978	9,053
Other assets	133	157

Total assets	$112,885	$143,025

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$64,232	$95,590
Accrued liabilities	5,486	9,396
Current portion of long-term financing obligation	59	59
Current portion of deferred rent	212	211

Total current liabilities	69,989	105,256
Long-term financing obligation, less current portion	670	685
Deferred rent, less current portion	2,023	2,060
Stockholders’ equity:
Common stock	21	21
Additional paid-in capital	192,744	187,762
Accumulated other comprehensive loss	(80)	(123)
Retained earnings	74,645	74,491
Treasury stock	(227,127)	(227,127)

Total stockholders’ equity	40,203	35,024

Total liabilities and stockholders’ equity	$112,885	$143,025

BLUE NILE, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Quarter ended
	April 1, 2012	April 3, 2011
Net sales	$83,103	$80,180
Cost of sales	67,825	63,260

Gross profit	15,278	16,920

Selling, general and administrative expenses	15,059	13,408

Operating income	219	3,512

Other income, net:
Interest income, net	40	41
Other income	13	22

Total other income, net	53	63

Income before income taxes	272	3,575
Income tax expense	118	1,153

Net income	$154	$2,422

Basic net income per share	$0.01	$0.17

Diluted net income per share	$0.01	$0.16

Shares used for computation (in thousands):
Basic	13,853	14,569
Diluted	14,114	15,204

BLUE NILE, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Year to date ended
	April 1, 2012	April 3, 2011
Operating activities:
Net income	$154	$2,422
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	896	822
Loss on disposal of property and equipment	24	21
Stock-based compensation	1,200	1,734
Deferred income taxes	281	(234)
Tax (deficiency) benefit from exercise of stock options	(141)	397
Excess tax benefit from exercise of stock options	(6)	(208)
Changes in assets and liabilities:
Receivables	2,983	(217)
Inventories	(1,181)	2
Prepaid federal income taxes	(396)	—
Prepaid expenses and other assets	129	255
Accounts payable	(31,280)	(33,973)
Accrued liabilities	(3,901)	(5,233)
Deferred rent and other	(36)	(54)

Net cash used in operating activities	(31,274)	(34,266)

Investing activities:
Purchases of property and equipment	(770)	(1,049)

Net cash used in investing activities	(770)	(1,049)

Financing activities:
Proceeds from stock option exercises	3,889	891
Excess tax benefit from exercise of stock options	6	208
Principal payments under long-term financing obligation	(15)	(11)

Net cash provided by financing activities	3,880	1,088

Effect of exchange rate changes on cash and cash equivalents	21	68

Net decrease in cash and cash equivalents	(28,143)	(34,159)

Cash and cash equivalents, beginning of period	89,391	113,261

Cash and cash equivalents, end of period	$61,248	$79,102